Exhibit 99.1

Donald Templin joins Voya Financial as chief financial officer

NEW YORK, Nov. 14, 2022 – Voya Financial, Inc. (NYSE: VOYA), a leading health, wealth and investment company, announced today that Donald C. Templin has joined the company as executive vice president and chief financial officer (CFO).

Templin brings more than 30 years of corporate finance experience to Voya, most recently serving as executive vice president and CFO of Marathon Petroleum Corp. (NYSE: MPC). As Voya’s CFO, Templin will oversee the company’s finance organization as well as audit, strategy and corporate development, and continuous improvement. He reports to Voya Chairman and Chief Executive Officer (CEO) Rodney O. Martin, Jr., serves on the company's executive committee, and will work closely with Heather Lavallee, Voya’s president and CEO-elect, who – as previously announced – will become CEO on Jan. 1, 2023.

“I’m delighted to welcome Don to Voya,” said Lavallee. “His extraordinary global leadership experience, including serving as CFO at large, publicly traded companies, will be incredibly valuable to Voya as we continue to execute on our plans and focus on delivering even greater value for all of our stakeholders. I look forward to working closely with Don as we advance our strategy and the organic growth, margin and capital initiatives that underpin our plans for earnings growth over the next several years.”

“Don has deep and broad experience working closely with public company boards of directors and external stakeholders. He also is a team-oriented leader, making him a great cultural fit at Voya. I am confident that Don’s experience – along with the outcomes that he has delivered leading prior business growth plans – will make him a valuable addition to Heather’s leadership team,” added Martin.

Prior to serving as executive vice president and CFO of Marathon Petroleum from July 2019 until January 2021, Templin held the CFO role at Marathon Petroleum from June 2011 through February 2015 and built out and led Marathon Petroleum’s entire finance organization following its separation from Marathon Oil. He concurrently served as CFO of MPLX LP (NYSE: MPLX), a diversified, large-cap master limited partnership formed by Marathon Petroleum, from October 2012 through February 2015. He returned to the CFO role at Marathon Petroleum in 2019 to, among other things, drive execution and synergy capture across the enterprise. Between his two CFO tenures at Marathon Petroleum, Templin held several leadership positions at both Marathon Petroleum and MPLX, including executive vice president – supply, transportation and marketing for Marathon Petroleum; president of MPLX; and president of Marathon Petroleum. Prior to joining Marathon Petroleum in 2011, Templin held a number of roles at PwC, including serving as a partner at the firm.

“I look forward to working closely with the entire management team, board and 6,000 dedicated Voya employees to advance our strategy,” said Templin. “Since its IPO in 2013, Voya has demonstrated – by several measures – its ability to create greater value for shareholders. Voya has a clear strategy and a commitment to execution, which gives me great excitement about the opportunity to help advance our growth plans.”

Templin currently serves on the board of directors of Aris Water Solutions, Inc. (NYSE: ARIS). He received a bachelor’s degree in accounting from Grove City College.

Media Contact:    Investor Contact:
Christopher Breslin    Michael Katz
(212) 309-8941    (212) 309-8999
Christopher.Breslin@voya.com    IR@voya.com

About Voya Financial®
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company that provides products, solutions and technologies that enable a better financial future for its clients, customers and society. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya has approximately 6,000 employees and had $711 billion in total assets under management and administration as of September 30, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

VOYA-IR VOYA-CF

# # #

2